FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2007 SECOND QUARTER AND SIX
MONTH FINANCIAL RESULTS; INCREASES GUIDANCE
- - -

Sales increase 18%; Operating Income up 16%;
Backlog at Record Level

ROSELAND, NJ – July 26, 2007 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the second quarter and six months ended June 30, 2007. The highlights are as follows:

Second Quarter 2007 Operating Highlights

  Net sales for the second quarter of 2007 increased 18% to $365.6 million from $309.6 million in the second quarter of 2006.

  Operating income in the second quarter of 2007 increased 16% to $38.4 million from $33.1 million in the second quarter of 2006.

  Net earnings for the second quarter of 2007 increased 1% to $21.4 million, or $0.48 per diluted share, from $21.1 million, or $0.48 per diluted share, in the second quarter of 2006. Net earnings for the second quarter of 2006 were favorably impacted by a lower effective tax rate resulting from one-time tax benefits of $3.6 million.

Six Months 2007 Operating Highlights

  Net sales for the first six months of 2007 increased 18% to $698.2 million from $592.2 million in the first six months of 2006.

  Operating income in the first six months of 2007 increased 27% to $73.6 million from $57.7 million in the first six months of 2006.

  Net earnings for the first six months of 2007 increased 23% to $40.9 million, or $0.91 per diluted share, from $33.4 million, or $0.75 per diluted share, in the first six months of 2006. Net earnings for the first six months of 2006 were favorably impacted by a lower effective tax rate resulting from one-time tax benefits of $3.6 million.

  New orders received in the first six months of 2007 were $758.3 million, up 16% compared to the first six months of 2006. At June 30, 2007, our record high backlog was $1,042 million, up 19% from $875.5 million at December 31, 2006.

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“We are pleased to report increased sales and operating income for the second quarter of 2007,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. Our solid operating income performance in the second quarter was led by our Motion Control and Metal Treatment segments, which experienced organic operating income growth of 19% and 11%, respectively, compared to the prior year period. From a market perspective, our commercial sales continue to be strong with 20% overall organic sales growth in the second quarter of 2007, driven primarily by organic growth of 53% in the oil and gas market and 21% in the commercial aerospace market. Our record backlog is a clear indication of the success of our products and programs and provides great momentum for the second half of the year. We continue to invest in a number of military and commercial development programs and we expect these investments to provide future growth opportunities and improved profitability. Additionally, during the second half of the year, the ramp up of our military and commercial programs will generate higher operating margins.”

Sales

Sales growth in the second quarter of 2007 was driven by organic growth in some of our base businesses and contributions from our 2007 and 2006 acquisitions as compared to the prior year period. The base businesses generated overall organic sales growth of 12% for the second quarter 2007 as compared to the prior year period. The organic sales growth in the second quarter of 2007 was driven by our Flow Control and Motion Control segments, which experienced organic sales growth of 14% and 13%, respectively, compared to the prior year period. Our Metal treatment segment achieved organic sales growth of 9% in the second quarter of 2007 as compared to the prior year period. In the second quarter of 2007, acquisitions made since March 31, 2006 contributed $17.6 million in incremental sales over the comparable prior year period.

In our base businesses, higher sales from our Motion Control segment to the commercial aerospace and ground defense markets, higher sales from our Flow Control segment to the oil and gas and general industrial markets, and higher sales from our Metal Treatment segment of global shot peening and specialty coatings services all contributed to the quarterly organic sales growth. In addition, foreign currency translation positively impacted sales by $4.0 million for three months ended June 30, 2007, as compared to the prior year period.

Operating Income

Operating income for the second quarter of 2007 increased 16% over the comparable prior year period. The organic operating income growth for the second quarter of 2007 was 13%, led by our Motion Control and Metal Treatment segments, which experienced solid organic growth of 19% and 11%, respectively, compared to the prior year period. The organic operating income for our Flow Control segment decreased 25%, mainly due to cost overruns on a development contract for the U.S. Navy and business consolidation costs and related labor inefficiencies. In addition, the Flow Control segment continues to invest in development on certain commercial programs, which have an adverse impact on the margins in the short-term, but should provide good growth opportunities in the future. Non-segment operating income (expense) improved $3.4 million primarily due to lower unallocated medical costs under the Company’s self-insured medical insurance plan and lower pension expense. In addition, foreign currency translation favorably impacted operating income by $0.4 million for the second quarter 2007, compared to the prior year period.

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Net Earnings

Net earnings increased 1% for the second quarter of 2007 over the comparable prior year period. Operating income from our business segments increased $1.9 million for the second quarter of 2007 over the prior year period. Our effective tax rate for the second quarter of 2006 was favorably impacted by one-time tax benefits of $3.6 million. Interest expense for the second quarter of 2007 was down due to lower debt levels, partially offset by higher interest rates, as compared to the prior year period.

Cash Flow

Net cash provided by operating activities for the first six months of 2007 was $53.1 million, a significant improvement from $1.0 million in the first six months of 2006. Our 2007 free cash flow, defined as cash flow from operations less capital expenditures, was $29.1 million for the first six months of 2007, as compared to a loss of ($16.1) million in the first six months of 2006. All three operating segments experienced improved results. The improved cash flow resulted primarily from $36 million in advance payments received in the second quarter of 2007 for the AP1000 program. In addition, higher earnings and more efficient working capital management contributed to the improvement.

Segment Performance

Flow Control – Sales for the second quarter of 2007 were $163.2 million, up 26% over the comparable period last year due to solid organic growth and the contribution from the 2006 and 2007 acquisitions. Sales from the base businesses increased 14% in the second quarter of 2007 as compared to the prior year period. This organic sales growth was due to higher sales to the oil and gas market, led by increased demand for coker valve products, as well strong sales of other valves and field service work within the market as worldwide refineries continue to invest in increasing capacity, improving worker safety, and operational efficiencies. Sales of this segment were positively affected by foreign currency translation of $0.5 million in the second quarter of 2007 compared to the prior year period.

Operating income for this segment decreased 17% in the second quarter of 2007 compared to the prior year period. This segment’s organic operating income decreased 25% in the second quarter of 2007 due to cost overruns on certain U.S. Navy development contracts. In addition, labor inefficiencies, business consolidation costs, and higher material costs experienced within our oil and gas market contributed to the operating income decline. This segment continues to invest in development on certain commercial programs, which have an adverse impact on the margins in the short-term, but should provide good opportunity in the future. These items were partially offset by the higher sales volume. Operating income of this segment was minimally affected by foreign currency translation in the second quarter of 2007 compared to the prior year period.

Motion Control – Sales for the second quarter of 2007 of $138.9 million increased 13%, all organic, over the comparable period last year. This growth was due primarily to higher sales of OEM actuator and sensor products and repair and overhaul services to the commercial aerospace market, and increased sales of embedded computing products to the ground defense market,

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partially offset by lower sales to other governmental agencies. Sales of this segment were favorably affected by foreign currency translation of $1.6 million in the second quarter of 2007 compared to the prior year period.

Operating income for this segment increased 19% for the second quarter of 2007 compared to the prior year period. The operating income increase was primarily driven by higher volume and lower operating costs. These improvements were partially offset by higher production start up costs relative to new programs, lower margins resulting from less favorable sales mix, increased material costs, and unfavorable foreign currency translation of $0.1 million in the second quarter of 2007 compared to the prior year period.

Metal Treatment – Sales for the second quarter of 2007 of $63.4 million were 11% higher than the comparable period last year. The improvement was mainly due to organic sales growth of 9% and the contribution from our 2006 acquisition. The organic sales growth was driven by higher global shot peening revenues in the commercial aerospace market along with strong demand in the specialty coatings business from the automotive and commercial aerospace markets. Sales of this segment were favorably affected by foreign currency translation of $1.8 million in the second quarter of 2007 compared to the prior year period.

Operating income increased 12% for the second quarter of 2007 as compared to the prior year period, primarily as a result of the higher sales volume. Operating income of this segment was favorably affected by foreign currency translation of $0.6 million in the second quarter of 2007 compared to the prior year period.

Mr. Benante concluded, “Primarily as a result of our two recent acquisitions, we are updating our guidance for the full year 2007. We expect our revenues to be in the range of $1.50 billion to $1.52 billion; operating income in the range of $174 million to $181 million; and fully diluted earnings per share in the range of $2.10 to $2.20. The revised 2007 guidance includes minimal impact on sales, operating income, and EPS resulting from the recently announced AP1000 contract award. In addition, we are also updating our free cash flow guidance to a range of $90 million to $100 million to reflect the anticipated impact of the AP1000 program.”

“In 2007, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. Our solid performance in the first half of 2007 continues this trend. We expect the second half of 2007 to be even stronger as many of our defense programs ramp up, our commercial markets continue to strengthen, and we realize additional benefits of our integration and cost control efforts. We continue to experience increased demand for our new technologies, many of which are only at the beginning of their life cycles, which should provide strong returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on advanced technologies should continue to generate growth opportunities in each of our three business segments in 2007 and beyond.”

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The Company will host a conference call to discuss the second quarter 2007 results at 9:00 EST Friday, July 27, 2007. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months		Six Months
	June 30,		June 30,		Change		Change
	2007	2006	2007	2006	$	%	$	%

Net sales	$365,576	$309,635	$698,185	$592,187	$55,941	18.07%	$105,998	17.90%
Cost of sales	247,553	204,082	468,775	394,573	43,471	21.30%	74,202	18.81%
Gross profit	118,023	105,553	229,410	197,614	12,470	11.81%	31,796	16.09%

Research & development expenses	11,487	11,333	22,826	21,304	154	1.36%	1,522	7.14%
Selling expenses	22,331	19,280	42,603	37,622	3,051	15.82%	4,981	13.24%
General and administrative expenses	45,488	41,442	89,849	80,784	4,046	9.76%	9,065	11.22%
Environmental remediation and administrative
expenses, net	162	327	324	89	(165)	-50.46%	235	264.04%
Loss on sale of fixed assets	146	94	257	119	52	55.32%	138	115.97%

Operating income	38,409	33,077	73,551	57,696	5,332	16.12%	15,855	27.48%

Other income, net	466	9	1,350	313	457	5077.78%	1,037	331.31%
Interest expense	(5,704)	(5,948)	(11,204)	(11,382)	244	-4.10%	178	-1.56%

Earnings before income taxes	33,171	27,138	63,697	46,627	6,033	22.23%	17,070	36.61%
Provision for income taxes	11,781	6,046	22,804	13,257	5,735	94.85%	9,547	72.01%

Net earnings	$21,390	$21,092	$40,893	$33,370	$298	1.41%	$7,523	22.55%

Basic earnings per share	$0.48	$0.48	$0.93	$0.76
Diluted earnings per share	$0.48	$0.48	$0.91	$0.75

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding:
Basic	44,256	43,807	44,200	43,714
Diluted	44,915	44,295	44,815	44,208

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,	Change
	2007	2006	$	%
Assets
Current Assets:
Cash and cash equivalents	$66,777	$124,517	$(57,740)	-46.4%
Receivables, net	332,107	284,774	47,333	16.6%
Inventories, net	207,584	161,528	46,056	28.5%
Deferred income taxes	24,834	32,485	(7,651)	-23.6%
Other current assets	22,086	19,341	2,745	14.2%
Total current assets	653,388	622,645	30,743	4.9%
Property, plant, and equipment, net	306,257	296,652	9,605	3.2%
Prepaid pension costs	56,646	92,262	(35,616)	-38.6%
Goodwill, net	507,448	411,101	96,347	23.4%
Other intangible assets, net	194,937	158,080	36,857	23.3%
Other assets	14,033	11,416	2,617	22.9%

Total Assets	$1,732,709	$1,592,156	$140,553	8.8%

Liabilities
Current Liabilities:
Short-term debt	$846	$5,874	$(5,028)	-85.6%
Accounts payable	111,453	96,023	15,430	16.1%
Accrued expenses	83,513	81,532	1,981	2.4%
Income taxes payable	8,141	23,003	(14,862)	-64.6%
Deferred revenue	110,222	57,305	52,917	92.3%
Other current liabilities	41,547	28,388	13,159	46.4%
Total current liabilities	355,722	292,125	63,597	21.8%
Long-term debt	408,991	359,000	49,991	13.9%
Deferred income taxes	53,747	57,055	(3,308)	-5.8%
Accrued pension & other postretirement benefit costs	39,112	71,006	(31,894)	-44.9%
Long-term portion of environmental reserves	20,921	21,220	(299)	-1.4%
Other liabilities	32,374	29,676	2,698	9.1%
Total Liabilities	910,867	830,082	80,785	9.7%

Stockholders' Equity
Common stock, $1 par value	47,626	47,533	93	0.2%
Additional paid in capital	74,152	69,887	4,265	6.1%
Retained earnings	751,099	716,030	35,069	4.9%
Accumulated other comprehensive income	70,115	55,806	14,309	25.6%
	942,992	889,256	53,736	6.0%
Less: cost of treasury stock	121,150	127,182	(6,032)	-4.7%

Total Stockholders' Equity	821,842	762,074	59,768	7.8%

Total Liabilities and Stockholders' Equity	$1,732,709	$1,592,156	$140,553	8.8%

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Sales:
Flow Control	$163,198	$129,291	26.2%	$300,891	$250,458	20.1%
Motion Control	138,949	123,111	12.9%	270,206	230,857	17.0%
Metal Treatment	63,429	57,233	10.8%	127,088	110,872	14.6%

Total Sales	$365,576	$309,635	18.1%	$698,185	$592,187	17.9%

Operating Income:
Flow Control	$10,030	$12,021	-16.6%	$20,025	$22,887	-12.5%
Motion Control	15,585	13,071	19.2%	28,870	18,126	59.3%
Metal Treatment	12,987	11,602	11.9%	25,957	21,182	22.5%

Total Segments	38,602	36,694	5.2%	$74,852	$62,195	20.4%
Corporate & Other	(193)	(3,617)	-94.7%	(1,301)	(4,499)	-71.1%

Total Operating Income	$38,409	$33,077	16.1%	$73,551	$57,696	27.5%

Operating Margins:
Flow Control	6.1%	9.3%		6.7%	9.1%
Motion Control	11.2%	10.6%		10.7%	7.9%
Metal Treatment	20.5%	20.3%		20.4%	19.1%
Total Curtiss-Wright	10.5%	10.7%		10.5%	9.7%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Cash Used by Operating Activities	$60,802	$35,257	$53,104	$1,022

Capital Expenditures	(11,909)	(9,451)	(23,978)	(17,137)

Free Cash Flow (1)	$48,893	$25,806	$29,126	$(16,115)

Cash Conversion (1)	229%	122%	71%	(48)%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,300 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com